                                                                    EXHIBIT 10.1


                       SEPARATION AND CONSULTING AGREEMENT


     This Separation and Consulting Agreement (the "Agreement") is entered into between JAY S. AMATO ("Amato") and VANSTAR CORPORATION, a Delaware corporation ("Vanstar"), to set forth the terms of Amato's separation from employment with Vanstar, together with certain other matters relating thereto.

     In consideration of the mutual promises, covenants and agreements set forth below, the adequacy and sufficiency of which are hereby acknowledged, Amato and Vanstar agree as follows:

     1. TERMINATION OF EMPLOYMENT. Amato will cease his current employment with Vanstar for all purposes effective on the Employment Change Date (as hereafter defined) and shall commence, at such time, the performance of the consulting services contemplated in Paragraph 2 below. On or before the Employment Change Date, Amato will submit to Vanstar the attached Exhibit A letter of resignation evidencing Amato's resignation as President of Vanstar and as an officer and/or director of all subsidiaries and affiliates of Vanstar. Amato will continue as a member of the Board of Directors of Vanstar for the remainder of his current term. The Employment Change Date shall mean August 31, 1998.

     2. OBLIGATION OF THE PARTIES. In connection with Amato's resignation as an employee of Vanstar, Vanstar and Amato have agreed as follows:

          (a) On the Employment Change Date, Vanstar shall pay to Amato $737,498. Vanstar shall pay Amato an additional $737,498 in four equal installments of $184,374.50 on each of November 1, 1998, February 1, 1999, May 1, 1999 and August 1, 1999; provided, upon the occurrence of a Change of Control of Vanstar, any unpaid portion of such amount shall be immediately paid to Amato.

          (b) Amato shall be retained as a consultant by Vanstar for a period beginning on the Employment Change Date and terminating on the earlier to occur of (x) a Change of Control of Vanstar (as hereafter defined) and (y) the first anniversary of the Employment Change Date, as such term may be extended by the mutual written agreement of Amato and Vanstar (the "Consulting Period"). During the Consulting Period, Amato will provide such consulting, advisory and related services (the "Consulting Services") as may be reasonably requested by the Chief Executive Officer of Vanstar. The actual hours and days to be expended by Amato in the performance of the Consulting Services shall be mutually agreed to by the parties. In rendering the Consulting Services, Amato shall be an independent contractor and not an employee of the Company or any subsidiary or affiliate of the Company and, as such, Amato shall not be nor hold himself out as an officer, partner, employee, or agent of the Company or any of its subsidiaries or affiliates.

          (c) During the Consulting Period, Amato shall be furnished with an office at Vanstar's New York, New York location (including use of Vanstar's customary administrative support associated therewith, such as facsimile machines, voice mail and e-mail usage), together with such reasonable secretarial support as may be appropriate to permit Amato to perform the Consulting Services. Vanstar shall also pay all reasonable costs of relocation of Amato to the greater New York area consistent with Vanstar's current Relocation Policy, including Vanstar HR Policy 415 which provides reimbursement on an after tax basis for all such costs of relocation.

          (d) All of Amato's outstanding options to purchase shares of the common stock (the "Options") of Vanstar shall vest in accordance with and shall otherwise continue to be subject to the terms and conditions contained in the applicable stock option agreements (including, without limitation, a requirement that such options be exercised on or before the 90th day following the expiration of the Consulting Period); provided, in the event Amato complies with the terms of this Agreement during the Consulting Period, Vanstar hereby covenants and agrees to cause any Options which remain unvested in accordance with their terms as of the last day of the Consulting Period to become fully vested as of the last day of the Consulting Period.

          (e) Reference is hereby made to that certain Executive Involuntary Severance Agreement dated May 26, 1998 between Vanstar and Amato (the "Prior Severance Agreement"). In the event of the occurrence of a Change of Control of Vanstar (as such term is defined in the Prior Severance Agreement), or in the event that a transaction is deemed to be a "Change of Control" under the terms of Executive Involuntary Severance Agreements for other officers of Vanstar, on or prior to the last day of the Consulting Period, Vanstar shall pay to Amato, in addition to payment specified in
     Section 2(a) and (b) above, the sum of $737,438, within two (2) business days of the Change of Control (the "Change of Control Payment").

     3. TAXES. Except as hereafter provided, Amato agrees that if any taxing authority determines taxes, penalties or interest to be due or owing with respect to any monies, compensation or benefits payable to or received by Amato hereunder, Amato shall be solely responsible for and shall timely remit the payment of all such taxes, penalties and interest or shall reimburse Vanstar promptly upon demand, for any such taxes, penalties or interest for which it may become liable. Notwithstanding the foregoing, in the event that Vanstar makes a Change of Control Payment to Amato, then the provisions of Section 6 of the Prior Severance Agreement (Obligation to Reimburse for Taxes) shall apply to all payments made to Amato pursuant to the terms of this Agreement.

     4. CONFIDENTIAL TERMS. Amato acknowledges that in the course of his employment with Vanstar he has acquired, and that during the Consulting Period Amato may acquire, trade secrets and other confidential and proprietary information of Vanstar, its subsidiaries or affiliates.

Amato further agrees that the terms of this Agreement shall be treated as confidential. Amato covenants and agrees that he will retain all such trade secrets, confidential and proprietary information concerning the foregoing in trust for the sole benefit of Vanstar and that he will not disclose, disseminate, publicize, or cause or permit to be disclosed, disseminated, or publicized, any of such trade secrets, confidential and proprietary information to any person, corporation, association, governmental agency, or any other entity, other than his professional outplacement counselor, legal counsel and tax advisor under circumstances where such persons have a need to know, except:

          (a) to the extent necessary to report income to appropriate tax authorities;

          (b) in response to an order or subpoena of a court of competent jurisdiction; or

          (c) to the extent any such information shall become publicly available or known otherwise than as a result of any breach of this Agreement;

          (d) in response to any subpoena issued by a state or federal governmental agency;

provided, however, that notice of receipt of any such order or subpoena shall be immediately communicated to Vanstar so that Vanstar may have an opportunity to intervene and assert its rights with respect to nondisclosure prior to Amato's response to such order or subpoena. Vanstar may make disclosure of this Agreement as required by law, including, without limitation, disclosure required by applicable securities laws.

     5.   COVENANT NOT TO COMPETE; NONSOLICITATION COVENANT.

          (a) Amato agrees that for a period of one (1) year from the date hereof, he will not, without the prior written consent of Vanstar, which consent may be withheld in Vanstar's sole discretion, engage, whether for compensation or not, as an individual proprietor, owner, partner, stockholder, officer, director, employee, investor, sales representative or in any other capacity whatsoever in any activity or endeavor that competes in the United States of America directly or indirectly with the business of Vanstar or its subsidiaries or affiliates.

          (b) Amato further agrees that until the earlier to occur of (x) the second anniversary of the Employment Change Date and (y) the first anniversary following any Change of Control of Vanstar, Amato will not, directly or indirectly (x) solicit, take away, hire, employ or endeavor to employ any person who is an employee of Vanstar or any of its subsidiaries or affiliates, and shall further refrain from providing, directly or indirectly, assistance to any third party who seeks to solicit, take away, hire, employ or endeavor to employ any such person and (y) solicit or conduct business with any person or entity that is a Material Client of Vanstar. The term Material Client of Vanstar means any person or entity to whom Vanstar or any of its subsidiaries or affiliates made sales of any products or services in excess of $1,000,000 during the one (1) year period preceding the Employment Change Date.

          (c) Amato's covenants contained in this Section 5 will be construed as independent of any other provision in this Agreement; and the existence of any claim or cause of action by Amato against Vanstar will not constitute a defense to the enforcement by Vanstar of said covenants. Amato understands that the covenants contained in this Section are essential elements of the transaction contemplated by this Agreement and, but for Amato's agreement to this Section, Vanstar would not have agreed to provide Amato payments described herein. Amato has been advised to consult with counsel in order to be informed in all respects concerning the reasonableness and propriety of this Section and its provisions wit specific regard to the nature of the business conducted by Vanstar. Amato further agrees and acknowledges that this Section (i) is reasonable as to length of time, scope and geographic area for purposes of protecting the commercial advantages enjoyed by Vanstar, (ii) will not interfere with Amato's ability to pursue a proper livelihood, (iii) does not impose a greater restraint than is necessary to protect the goodwill or business interests of Vanstar and (iv) is reasonable in relation to the consideration derived by Amato under this Agreement. Amato further agrees that notwithstanding any other alleged breach of any provision in this Agreement, the provisions of this Section will be valid and binding upon Amato. Vanstar and Amato also agree that any applicable court shall have jurisdiction to modify any provision of this covenant not to compete in accordance with the court's ruling as to reasonableness or scope of application and that this Section shall remain enforceable as modified or amended in the jurisdiction where this Section is so modified or amended.

          (d) Amato hereby acknowledges his duty, both by contract and common law, not to interfere with contractual relationships and not to use proprietary and confidential information concerning customers or clients of Vanstar for the advantage of any person or entity other than Vanstar.

          (e) Vanstar may assign Amato's covenants contained in this Section 5 to any person or entity acquiring a material portion of the business and assets of Vanstar. Within thirty (30) days of any such assignment, Vanstar shall notify Amato of such assignment, together with the name and address of the assignee.

     6. CONTINUATION OF BENEFITS. Vanstar shall maintain in full force and effect, for the continued benefit of Amato and Amato's dependents, for two (2) years after the Employment Change Date, insured and self-insured employee welfare benefit plans in which Amato was entitled to participate immediately prior to the Employment Change Date, provided that Amato's continued participation (or that of Amato's dependents) is possible under the general terms and provisions of such plan (and any applicable funding mechanism) and that Amato continues to pay an amount equal to Amato's regular contribution (as if Amato remained an employee of Vanstar) under such plan for such participation. In the event that Amato's participation in any such plans is barred, Vanstar, at its sole expense, shall arrange to have issued for the benefit of Amato and Amato's dependents, individual policies of insurance providing benefits substantially similar on an after-tax basis to those that Amato otherwise would have been entitled to receive under such plans pursuant to this Section 6 and Amato shall pay to Vanstar the amount or amounts that would have been required as a contribution from Amato, or, if such insurance is not available at a reasonable cost to Amato, Vanstar shall otherwise provide substantially equivalent benefits to Amato (on an after-tax basis).

     7. TERMINATION OF PRIOR SEVERANCE AGREEMENT. Except for the incorporation by reference of the definition of Change of Control and the terms of the section entitled Obligation to Reimburse for Taxes set forth in the Prior Separation Agreement as specified in Section 2(e) and Section 3 above, the Prior Separation Agreement is hereby terminated and of no further force or effect, without any obligation of Vanstar to pay Amato any sums due and owing thereunder; it being specifically acknowledged and agreed by Amato that the terms of this Agreement supersede all payment obligations due and owing to Amato by Vanstar under the terms of the Prior Severance Agreement.

     8. RETURN OF INFORMATION/PROPERTY. Except for the laptop computer used by Amato in performing his employment duties prior to the Employment Change Date (which, exclusive of any confidential and proprietary information of Vanstar included therein, shall be considered the property of Amato), Amato agrees that he will return to Vanstar, not later than 30 days from date of his execution of this Agreement, all copies of all documents, computer discs, tapes or other tangible media of any sort which he has in his possession or under his custody or control, whether developed by him or others, that are the property of Vanstar or that contain the confidential or proprietary information of Vanstar or that relate in any manner to his duties at Vanstar or his positions with Vanstar other than media containing information otherwise available to the public, that relate to Amato's contractual rights arising from his employment or that Amato must retain in order to provide the Consulting Services. Any media retained by Amato as being necessary to the performance of the Consulting Services together with all copies thereof and any excerpts therefrom or analyses thereof, in whatever media maintained, shall be returned to the Company within thirty (30) days following the termination of the Consulting Period.

     9. COMMUNICATIONS. Amato agrees not to disparage, or make any disparaging remark or send any disparaging communications concerning Vanstar, or any of its affiliates, or with respect to any existing or future products, the business, the financial condition or the prospects of Vanstar or any of its affiliates, or with respect to any officer, director or employee of Vanstar or any of its affiliates unless Amato is required to make such disclosure pursuant to applicable law. Vanstar agrees not to disparage, or make any disparaging remark or send any disparaging communications concerning Amato or Amato's services on behalf of Vanstar or Amato's termination of employment with Vanstar unless Vanstar is required to make such disclosure pursuant to applicable law. Amato and Vanstar shall consult with each other in good faith before issuing any press release or otherwise making any public statement with respect to this Agreement, and neither party shall issue any such press release or make any such public statement prior to such consultation, except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange or by the National Association of Securities Dealers, Inc.

     10. RELEASE OF VANSTAR. In consideration of the promises and actions of Vanstar in this Agreement, Amato hereby releases and forever discharges Vanstar and all subsidiaries, predecessors, related and affiliated entities and all directors, officers, employees, representatives and agents thereof (in all capacities, including individually) from any and all claims, demands, actions or causes of action that he may have had or now has whether known or unknown, contingent, or otherwise, whether at law or in equity, including, without limitation, any and all claims relating to his employment with and separation from Vanstar (except the benefits to be provided under the terms of this Agreement); any claim of discrimination based upon his race, color, creed, sex, age, national origin, disability or handicap, if any; any claim that Vanstar has violated any federal, state or local statute, regulation or ordinance with respect to his employment or the separation thereof, including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disability Act, and the Texas Commission on Human Rights Act; any claim that Vanstar has wrongfully terminated his employment or breached any oral, written or implied employment contract; any claim that Vanstar has violated Amato's rights if any, under the United States or any state constitution or the public policies of any state; and any claim of injury or tortious conduct by Vanstar including, without limitation, negligent or fraudulent misrepresentation, negligent or intentional infliction of emotional distress, invasion of privacy, libel, slander or defamation. Notwithstanding the foregoing, Amato does not release and discharge Vanstar from any obligations of Vanstar to indemnify Amato as an officer and/or director of Vanstar and its subsidiaries or affiliates for all periods of time in which Amato serves or has served in such capacities pursuant to the terms of Vanstar's certificate of incorporation, by-laws and any other written contractual agreements between Vanstar and Amato providing such indemnification (collectively, the "Indemnification Provisions"). Vanstar specifically acknowledges and agrees that the Indemnification Provisions shall remain in full force and effect following the Employment Change Date pursuant to their applicable terms.

     11. RELEASE OF AMATO. Vanstar hereby releases Amato from any and all claims or causes of action it has against Amato for his actions or failure to act while employed in his capacity as an employee or officer of Vanstar.

     12. COVENANT NOT TO SUE. By signing this Agreement and accepting the benefits hereunder, Amato acknowledges that as part of this Agreement he is agreeing that he will not pursue any individual claim against Vanstar, its affiliate corporations and subsidiaries, or any of their respective officers, directors, shareholders, employees or agents, in any federal, state or municipal court or before any federal, state or municipal agency, including, for example, the Equal Employment Opportunity Commission or the Department of Labor.

     13. COOPERATION. Amato agrees to cooperate fully with Vanstar as reasonably directed by Vanstar by responding to questions, attending meetings, depositions, administrative proceedings and court hearings, executing documents, and cooperating with Vanstar and its accountants and legal counsel with respect to business issues and/or claims and litigation of which he has personal or corporate knowledge. Amato further agrees to maintain in strict confidence any information with respect to which he has knowledge regarding current and/or future claims, administrative proceedings and litigation. Amato agrees to communicate with any party(ies), their legal counsel or other person, firm or entity adverse to Vanstar in any such claims, administrative proceedings or litigation solely through Vanstar designated legal counsel. Amato shall be entitled to reimbursement for reasonable out-of-pocket expenses for travel, meals and lodging in connection with any cooperation services provided at the Company's request pursuant to this Paragraph..

     14. ENFORCEMENT OF COVENANTS. The parties agree that violation of any obligation imposed by this Agreement shall cause irreparable damage, and, if so, that the injured party shall be entitled to obtain an injunction or decree of specific performance from any court of competent jurisdiction restraining the other from such violation, and directing performance according to the terms of this Agreement. Such remedies shall be cumulative and non-exclusive of any other remedies either party may have, including, but not limited to, the recovery of actual damages. The parties further agree that the injured party will be entitled to indemnification in full for all costs and expenses, including reasonable attorneys' fees, which may be incurred by any such party as a result of the breach of any term, condition, or covenant of this Agreement by the other.

     15. COMPLETE AGREEMENT; AMENDMENT. Amato further acknowledges and agrees that no other promise or agreement of any kind has been made to him by Vanstar to cause him to sign this Agreement and that the only consideration for Amato's signing this Agreement is set forth completely and expressly in this document. No modification or amendment to any of the terms, conditions or provisions hereof may be enforced unless evidenced by a subsequent written agreement executed by each of the parties hereto or their duly authorized representatives.

     16. KNOWING AND VOLUNTARY. Amato acknowledges that he has carefully read this Agreement, understands its meaning and intent, has had the opportunity to discuss this Agreement with legal counsel and other advisors in its entirety to the extent necessary to evaluate the benefits and the terms of this Agreement and that he has signed this Agreement freely and voluntarily and without undue influence.

     17. ENFORCEABILITY. If any term or clause of this Agreement, not being the essence of this Agreement, shall be held to be invalid, illegal or unenforceable, such provision or clause shall not affect the validity, legality or enforceability of the reminder of this Agreement, it being understood and agreed that (a) such invalid, illegal or unenforceable provision shall be deemed to be modified to the extent necessary to render it valid, legal and enforceable without altering the intent thereof or (b) if such modification is not possible, this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

     18. COUNTERPARTS; FACSIMILE COPIES. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The parties hereby agree that a facsimile copy of this Agreement will be deemed an original for all purposes, and each hereby waives the necessity of providing the original copy of this Agreement to bind the other.

     19. SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and may be enforced by the parties to this Agreement their respective heirs, executors, administrators, legatees, successors and assigns.

     20. WAIVER. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party, nor shall any waiver operate or be construed as a rescission of this Agreement. No breach of this Agreement shall permit the non-breaching party to repudiate this Agreement or refuse or fail to perform any obligation required hereunder.

     21. NOTICES. All notices to the parties hereunder shall be addressed to the address printed on the signature page of this Agreement, unless one party has otherwise notified the other of a change in address, in which event notice shall be given to such party at the changed address. Any notice given under this Agreement shall be written and shall be deemed to have been sufficiently given or made if (a) delivered personally (b) sent by reputable next-day or overnight mail or delivery, proof of delivery requested, or (c) sent by facsimile (receipt confirmed) to the facsimile number set forth on the signature page hereto.

     22. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, notwithstanding any conflict of laws rules to the contrary.

     23. HEADINGS. Headings contained in this Agreement are for reference purposes only and shall not effect in any way the meaning or interpretation of this Agreement.






                            [Signature page follows]

August 31, 1998
                                            JAY S. AMATO  /s/ Jay Amato

                                            Address:

                                            -----------------------------------

                                            -----------------------------------
                                            Facsimile Number:
                                                             ------------------

                                            VANSTAR CORPORATION


August 31, 1998                             By:     /s/ William Y. Tauscher
                                               --------------------------------
                                                 William Y. Tauscher, Chairman

                                            Address:

                                            1100 Abernathy Road
                                            Building 500, Ste. 1200
                                            Atlanta, Georgia 30328
                                            Attn:  General Counsel
                                            Facsimile Number:  770/522-4587